Exhibit 2.4

Dated 26 January, 2009

IAIN MCKENZIE AND OTHERS

PURPOSE UK HOLDINGS LIMITED

MEM HOLDINGS LIMITED

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SHAREHOLDERS AGREEMENT
relating to MEM Holdings Limited

Contents

Clause Page

1	Definitions
2	Interpretation
3	Conditions
4	Subscription for "B" Shares and Earnout Payment
5	Completion
6	Legends
7	Subscriptions for Deferred Shares
8	Covenants
9	Indemnity
10	Put and Call Option and Rights of First Refusal
11	Duration and termination
12	Assignment
13	Notices
14	Miscellaneous
15	Taxation

Schedule

1	Company information
Part 1 - Details of the Company prior to Completion
Part 2 - Managers
Part 3 - Particulars of "B" Shares issued pursuant to the Subscription and the Earnout Payment
Part 4 - Immediate Post Completion Holdings of Purpose UK Holdings Limited
2	Deed of Adherence

Appendix

1	IRS Form 8832

This Agreement is made on 26 January, 2009

Between

(1)	The Persons whose names and addresses are set out in part 2 of schedule 1 (the Managers and individually a Manager, or as the context may require, a "B" Shareholder (as that term is defined below));

(2)	Purpose UK Holdings Limited (registered in England no. 6045943 whose registered office is a at Witan Gate House, 500-600 Witan Gate West, Milton Keynes, Buckinghamshire, MK9 1SH (Purpose)

(3)	MEM Holdings Limited (registered in England no.6782981) further details of which are set out in part 1 of schedule 1 (Company).

Where as

(A)
Pursuant to the terms of the Share Purchase Agreement as amended by the Deed of Amendment, the Company intends to satisfy the Earnout Payment to the Earnout Holders under the Share Purchase Agreement (as amended) by inter alia issuing "B" Shares to the Earnout Holders in accordance with the terms of this Agreement.

(B)	Further, the Company wishes to incentivise certain of the Managers by issuing them with "B" Shares in the capital of the Company.

(C)	This Agreement, inter alia, effects the matters referred to in paragraphs (A) to (B) above and regulates the operation and management of the Company and the relationship between its shareholders.

It is agreed

1	Definitions

1.1	In this Agreement, unless the context otherwise requires:

Acquirer's Price has the meaning given to it in the Articles

Affiliate means:

(a)	any Person directly or indirectly owning, controlling or holding with power to vote more than 20% of the outstanding voting securities of, or interests in, such other Person;

(b)	any Person more than 20% of whose outstanding voting securities or interests are directly or indirectly owned, controlled or held with power to vote by such other Person;

(c)	any Person directly or indirectly controlling, controlled by or under common control with such other Person;

(d)	any officer, director, partner or shareholder of such other Person;

(e)	if such other Person is an officer, director, partner or shareholder, any company for which such person acts in any such capacity,

(f)
and for the purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contrast or otherwise agreed form means, in relation to any document, that document in the form agreed by the parties and, for the purposes of identification, signed or initialled by or on behalf of the parties or their solicitors with such alterations as the parties to this Investment Agreement may agree in writing before Completion

Articles means the articles of association of the Company in the agreed form or as subsequently amended from time to time

"A" Shareholder means a holder for the time being of "A" Shares

"A" Shares means "A" ordinary shares of 0.01 pence each in the capital of the Company with those rights attaching to them as set out in the Articles

"B" Shareholder means a holder for the time being of "B" Shares

"B" Shares means "B" ordinary non-voting shares of 0.01 pence each in the capital of the Company with those rights attaching to them as set out in the Articles

Board means the board of directors (or the directors present at a duly convened meeting of the directors at which a quorum is present) of the Company (or a duly authorised committee of it)

Business means the business carried on by MEM or by any other subsidiary of the Company from time to time

Business Day means any day on which banks are open for business in London and New York (excluding Saturdays, Sundays and public holidays in the United Kingdom and the United States)

CA 1985 means Companies Act 1985

CA 2006 means Companies Act 2006

Call Option has the same meaning as defined in the Articles

Cause means dismissal (or termination) in circumstances where the relevant employer (or contracting member of the Group) is entitled to terminate employment or appointment as director (for breach of duty or other obligation owed to the relevant member of the Group) without notice but for the avoidance of doubt, excluding summary dismissal for: (i) removal from office pursuant to the Articles; or (ii) a non custodial conviction for a road traffic offence which qualifies as a criminal offence; or (iii) incapability (other than by reason of Disability)

Companies Acts means the CA 1985 and the CA 2006 in each case to the extent to which the provisions of the same are for the time being in force

Completion means completion of the Subscription and Share Issuance in accordance with clause 5

Completion Date means the date of Completion

Completion Board Minutes means minutes of a meeting of the Board comprising resolutions to be passed on or before Completion in the agreed form

CompuCredit means CompuCredit Corporation a corporation organised under the laws of the State of Georgia of the United States and having its principal place of business at Five Concourse Parkway, Atlanta GA30328

Confidential Information means any trade secret or other information which is confidential or commercially sensitive and which is not in the public domain relating or belonging to the Company and/or any Group Company including, but not limited to, information relating to the business methods, corporate plans, management systems, finances, new business opportunities, sales records, terms of business, marketing or sales of any products or services, secret formulae, processes, inventions, designs, applications, training presentations, technology, know-how, vendor and supplier customer lists, scorecards, underwriting methodologies, and other information relating to the creation, production or supply of services of the Company and/or any Group Company, lists or details of clients or customers, potential clients or customers or suppliers or the arrangements made with any client, customer or supplier and any information in respect of which any Group Company owes an obligation of confidentiality to any third party

Debentures means the three debentures dated 13 April 2007 granted by MEM to each respective Earnout Holder by way of security for MEM's Guaranteed Obligations (as that term is defined therein) and Debenture shall be construed accordingly

Deed of Adherence means a deed of adherence substantially in the form of schedule 2 as contemplated by clause 12.2 or 12.6

Deed of Amendment means the deed amending the terms of the Share Purchase Agreement between inter alia the Company and the Earnout Holders dated the date of this Agreement

Deed of Termination means the deed terminating the shareholders agreement dated 13 April 2007 between MEM, the Company and Iain McKenzie dated the date of this Agreement

Deferred Shares means the deferred shares of £1 each in the capital of the Company having the rights attaching to them as set out in the Articles

Disability means the physical or mental injury or impairment causing an individual to be incapable of performing employment duties adequately, including (for the avoidance of doubt) any individual adjudicated by a court or tribunal as being incompetent to manage his person or property and any individual who qualifies under the terms of any applicable long term disability insurance policy purchased by the Company or any Affiliate

Earnout Holders means Iain McKenzie, Richard Abbott and Kirsty Auchincloss

Earnout Payment means the Earnout Payment as defined in the Share Purchase Agreement and as amended by the Deed of Amendment

Encumbrance means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing

Fair Market Value has the meaning given to it in the Articles

Group means the Company and its subsidiaries from time to time and Group Company means any one of them

ICTA means the Income and Corporation Taxes Act 1988

Initial "A" Shareholder has the same meaning as defined in the Articles

Internet Pay Day Lending means the making of consumer loans, repayable by the relevant borrower in the borrower's subsequent pay period, originated solely through the internet for the benefit of the said originator

ITEPA means the Income Tax (Earnings and Pensions) Act 2003

Key Person means:

(a)	any person who was a senior employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company; or

(b)
who by reason of their seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to benefit a person or business in or proposing to be in competition with the Company or any Group Company, and in either case with whom the Manager had worked closely in the course of his employment, directorship or consultancy at any time within the Relevant Period

MEM means MEM Capital Limited (registered in England No. 5164798)

MEM Shares means the 53,713 ordinary shares of £0.05 each in the capital of MEM registered in the name of Iain McKenzie

Non-Compete Period means the period commencing on the date of this Agreement and ending on the date falling 12 months following the relevant Manager ceasing to be an employee (or Non-Executive Director (as the case may be)) of the Group

Options means either the Put Option or the Call Option, as the case may be, and Option shall be construed accordingly parties means the parties to this Agreement and party means any one of them

Person means any natural person, corporation, partnership, limited liability company, association, trust, government entity or other entity or organisation

Permitted Transferee has the same meaning as defined in the Articles

Put Option has the same meaning as defined in the Articles

Relevant Date the date of termination of the relevant Manager's employment, directorship or consultancy (as the case may be) with the Group

Relevant Period means the period of 12 months ending on the Relevant Date

Resolutions means the resolutions of the Company in the agreed form

Restricted Customer means any person, firm, company or organisation who or which at any time during any part of the Relevant Period is or was:

(a)	negotiating with the Company or a Group Company for the sale or supply of Restricted Products or Services; or

(b)	a client or customer of the Company or any Group Company for the sale or supply of Restricted Products or Services; or

(c)	in the habit of dealing with the Company or any Group Company for the sale or supply of Restricted Products or Services,

and in each case with whom or which the Manager had direct dealings or of whom or which the Manager had personal contact during the Relevant Period in his employment, directorship or consultancy

Restricted Products or Services means online consumer lending and any products or services of the same kind or of a materially similar kind to or competitive with those provided or supplied by the Company or any Group Company during the Relevant Period and with which the Executive was materially concerned or of which he had material involvement during the Relevant Period

Restricted Supplier means any person, firm or company who is or was a supplier of the Company or any Group Company for the sale or supply of potential customer leads for loan products or in the habit of dealing with the Company or any Group Company for the sale or supply of potential customer leads for loan products under an arrangement or contract between the supplier and the Company or any Group Company during the Relevant Period and with whom or which the Manager had direct dealings or of whom or which the Manager had personal contact during the Relevant Period in the course of his employment, directorship or consultancy

Restricted Territory means the United Kingdom

Rights of First Refusal means the rights of first refusal set out in Article 10 of the Articles

Share Acquisition Agreement means the agreement between the Company and Iain McKenzie dated the date of this Agreement

Service Agreements means the service agreements of each of the Managers (excluding Richard Abbott) under which they are employed by a member of the Group

Share Sale means the sale by Iain McKenzie to the Company of the MEM Shares in accordance with the provisions of the Share Acquisition Agreement

Shareholders means any holder of Share(s) from time to time and Shareholder shall mean any one of them

Share Issuance means issuance of "B" Shares to the Managers in accordance with clause 4.1

Shares means shares of any class in the capital of the Company

Share Purchase Agreement means the share purchase agreement dated 13 April 2007 between, inter alios, the Company and the Earnout Holders in respect of the acquisition by the Company of shares in MEM

Subscription means the subscription by the Managers for the "B" Shares in accordance with clauses 4.1(b)

Subscription Monies means the money to be paid by the Managers to the Company in accordance with clause 4.1

Tax means all forms of taxation, charges, imposts, rates, levies, governmental charges and withholdings in the nature of taxation including any sales, transfer, franchise and payroll taxes and any national insurance or social security contributions whatsoever and whenever imposed and whether of the United Kingdom or elsewhere, together with all penalties, charges and interest relating to any of the foregoing

Transaction Documents means the Articles, Share Acquisition Agreement, the Deed of Amendment, the Deed of Termination and the Service Agreements, and each a Transaction Document

2	Interpretation

2.1	In this Agreement unless the context otherwise requires:

(a)	any recitals and schedules form part of this Agreement and references to this Agreement include them;

(b)
references to recitals, clauses and schedules are to recitals and clauses of, and schedules to, this Agreement and references in a schedule or part of a schedule to paragraphs are to paragraphs of that schedule or that part of that schedule;

(c)
references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended from time to time in accordance with this Agreement or that document (as the case may be);

(d)
words importing a gender include every gender, references to the singular include the plural and vice versa and words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations and other bodies (in each case, wherever resident and for whatever purpose) and vice versa;

(e)	a person is deemed to be connected with another if that person is so connected within the meaning of section 839 ICTA (as in force and construed at the date of this Agreement);

(f)	the terms subsidiary and holding company have the meanings given in sections 736 and 736A CA 1985 and include parent and subsidiary undertakings as defined in section 258 CA 1985.

2.2	In this Agreement, unless the context otherwise requires:

(a)
a reference to a statute or statutory provision shall be construed as including a reference to any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made from time to time under that statute or provision (whether before or after the date of this Agreement); and

(b)	a reference to a statute, statutory provision or subordinate legislation (as so defined) shall be construed as including a reference to:

(c)
that statute, provision or subordinate legislation as in force at the date of this Agreement and as from time to time modified or consolidated, superseded, re-enacted or replaced (whether with or without modification) after the date of this Agreement); and

(i)	any statute, statutory provision or subordinate legislation (as so defined) which it consolidates, supersedes, re-enacts or replaces (whether with or without modification).

2.3
The headings and contents table and the brief description of one clause that is cross referenced within the text of another in this Agreement are for convenience only and do not affect its interpretation.

2.4
In this Agreement the words "other", "includes", "including" and "in particular" do not limit the generality of any preceding words and any words which follow them shall not be construed as being limited in scope to the same class as the preceding words where a wider construction is possible.

2.5
Terms used or defined in the Companies Acts or in the Articles shall have the same meanings in this Agreement unless the context otherwise requires provided that company (if not a reference to the Company) shall mean any body corporate wheresoever situate and howsoever incorporated and the other expressions in CA 1985 shall be construed accordingly.

2.6
In this Agreement references to any provision in CA 1985 shall be treated (where and when applicable) as being a reference to the corresponding provision (or the provision(s) most nearly corresponding to it) in the CA 2006 or in any subordinate legislation made under the CA 2006 which replaces it (with or without modification).

3	Conditions

3.1
The Company shall not be obliged to complete the Subscription unless and until the following conditions precedent shall have been satisfied or (other than those specified in sub-clauses (a) and (b)) waived in writing by the Company:

(a)	the Articles shall have been adopted and the authorised share capital is as set out in the Articles;

(b)	the Resolutions have been passed;

(c)	each of the Service Agreements shall have been executed, in the agreed form, by the parties to them;

(d)	the Share Acquisition Agreement has been duly executed by all parties to it and has completed in accordance with its terms; and

(e)	the Deed of Amendment has been duly executed by all parties to it.

3.2	Each of the Managers shall use his respective best endeavours to ensure that the conditions in clause 3.1 are satisfied.

3.3
If any of the conditions set out in clause 3.1 shall not have been either satisfied or waived (to the extent they can be waived in accordance with clause 3.1) within the period of 48 hours immediately following the exchange of this Agreement then at such time, and subject to clause 3.4, this Agreement shall lapse and cease to have effect unless the parties otherwise

3.4	agree or require in writing and no party shall have any claim against any other party under this Agreement in respect of any claims which may have arisen prior to such lapse and cessation.

3.5
The provisions of clause 2, this clause 3 and clauses 14-14 (inclusive) and such of the other provisions of this Agreement as are necessary to give efficacy to those clauses or are relevant to the enforcement of those clauses shall continue to have effect notwithstanding any lapse or cessation under clause 3.3.

4	Subscription for "B" Shares and Earnout Payment

4.1	Subject to the terms of this Agreement and to satisfaction or waiver of the conditions precedent specified in clause 3.1 (to the extent they can be waived in accordance with clause 3.1) on Completion:

(a)	the Company shall satisfy its obligation to make the Earnout Payment to the Earnout Holders by:

(i)	allotting and issuing to the Earnout Holders fully paid the number of "B" Shares set out opposite their respective names in column 2 of Part 3 of schedule 1; and

(ii)	paying by telegraphic transfer the sum of £433,852 to Iain McKenzie

;and

(b)	the Managers shall each subscribe at par value for the number of "B" Shares set out opposite their respective names in column 3 of Part 3 of schedule 1.

4.2
Purpose shall waive all rights of pre-emption arising in respect of and consent to the allotment and issue of the "B" Shares, to be issued pursuant to the provisions of clause 4.1, whether under the Companies Acts, the Articles or otherwise.

5	Completion

5.1	On satisfaction or waiver of each of the conditions precedent contained in clause 3.1 (to the extent they can be waived in accordance with clause 3.1):

(a)	the Managers shall pay the Subscription Monies to the Company in cleared funds;

(b)	Purpose shall procure that the Company holds a board meeting at which the business set out in the Completion Board Minutes shall be transacted including, but not limited to:

(i)
the issue and allotment of the number of "B" Shares set out opposite the respective names of the Managers in Part 3 of schedule 1 and the delivery of duly executed certificates for the "B" Shares so issued;

(ii)	payment of the sum of £433,852 to Iain McKenzie; and

(iii)	the appointment of Iain McKenzie as a director of the Company.

(c)	the Earnout Holders shall each execute a deed of discharge, in the agreed form, relating to their respective Debenture, and shall execute all other necessary forms

(d)	and documents to perfect the release of MEM from such security, including the execution of a duly completed Form 403(a);

(e)
each of the Earnout Holders shall together with his relevant employer (as defined in Section 421 B(8) ITEPA) enter into a valid election under Section 431(1) ITEPA in respect of those "B" Shares set opposite his name in Part 3 of schedule 1; and

(f)
the parties shall jointly procure that the MEM Shareholders Agreement is terminated by the parties thereto without prejudice to any rights existing or arising for any prior breach of the MEM Shareholders Agreement;

(g)	Rick Abbott shall resign from each of his appointments as director of members of the Group; and

(h)
each of the Shareholders shall execute a United Stated Internal Revenue Service Form 8832, a form of which is attached as Appendix 1, with respect to the Company, pursuant to which each Shareholder consents to the election of the Company as a partnership for United States federal income tax purposes, which election must have an effective date prior to the Completion Date;

6	Legends

6.1	Each share certificate of the Company representing Shares subject to this Agreement shall bear in conspicuous type the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE (AND ALL TRANSFERS OR PLEDGES HEREOF) ARE SUBJECT TO THE RESTRICTIONS OF AND ARE TRANSFERABLE ONLY IN COMPLIANCE WITH THE PROVISIONS OF THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED TO BE EFFECTIVE AS OF ______________ _____, 2009, BY AND AMONG PURPOSE UK HOLDINGS LIMITED, MEM HOLDINGS LIMITED (THE "COMPANY") AND ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY ATTEMPTED TRANSFER OR PLEDGE HEREOF IN VIOLATION OF THE TERMS OF SUCH SHAREHOLDERS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT."

6.2
In the event that such legend cannot practicably be placed on the face of such certificate, either alone or in connection with other legends required by law or by agreement to be placed on the face of such certificate, the legend shall be set out on the back of the certificate, and notice thereof shall be given in conspicuous type on the front.

7	Subscriptions for Deferred Shares

7.1	Each Manager hereby undertakes and agrees that if, prior to the third anniversary of issuance of "B" Shares to such Manager, either :

(a)	such Manager's employment under his Service Agreement or appointment as a director is terminated with Cause; or

(b)	such Manager resigns from his employment or, save as contemplated by clause 5.1(f), appointment as a director,

(c)
and the Company has (i) paid any dividends on the relevant "B" Shares; or (ii) there has been a return of capital to such "B" Shareholder in respect of the relevant "B" Shares (other than on liquidation of the Company), then such Manager shall subscribe for such number of Deferred Shares equal in aggregate nominal value to the value of:  (i) all prior dividends received by such Manager in respect of the relevant "B" Shares; and (ii) all receipts on returns of capital on the relevant "B" Shares.

8	Covenants

Manager's Covenants

8.1
Each Manager hereby acknowledges that the Business of the Group is conducted throughout the Restricted Territory.  Each Manager acknowledges that to protect adequately the interest of Purpose and its Affiliates in the Business and its assets, it is essential that any non-competition and non-solicitation covenants apply to all of the Business and the entire Restricted Territory.

8.2
As further consideration for Purpose agreeing to the terms of this Agreement each of the Managers covenants with Purpose and its Affiliates and, as a separate undertaking, to the Company (for itself and as trustee for each of its Affiliates) that such Manager will not, without the prior written consent of Purpose, whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:

(a)
within the Restricted Territory during the Non-Compete Period be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which supplies Restricted Products or Services in competition with the Company or any Group Company provided that this restriction does not apply to prevent the Managers from holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than 5% of the votes which could be cast at a general meeting of such company;

(b)
during the Non-Compete Period, compete with the Company or any Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Restricted Customer for the sale or supply of Relevant Products or Services or endeavour to do so;

(c)
during the Non-Compete Period, compete with the Company or any Group Company deal or contract with any Restricted Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so;

(d)
during the Non-Compete Period, solicit, induce or entice away from the Company or any Group Company or, in connection with any business in or proposing to be in competition with the Company or any Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Key Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Group Company;

(e)	during the Non-Compete Period, interfere with the supply of goods or services to the Company or any Relevant Group Company from any Restricted Supplier;

(f)	during the Non-Compete Period, solicit, induce or encourage any customer of any Group Company to terminate or modify any business relationship with any Group Company.

8.3
Each of the undertakings contained in clauses 8.1 and 8.2 will be, and is, a separate undertaking by each of the Managers and will be enforceable by the Company (for itself and as trustee for each Group Company) and Purpose and its Affiliates separately and independently of each other and if one or more of the undertakings contained in clauses 8.1 and 8.2 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings will continue to bind the Managers.

8.4
If any undertaking contained in clauses 8.1 and 8.2 would be void as drawn but would be valid if the period of application were reduced or if some part of the undertaking were deleted, the undertaking in question will apply with such modifications as may be necessary to make it valid and effective.

8.5
Any remedy at law for any breach of the provisions contained in this clause 8 shall be inadequate and Purpose and its Affiliates shall be entitled to equitable relief, including, without limitation, injunctive relief, in addition to any other remedy Purpose and its Affiliates might have under this Agreement.

Company Covenants

8.6	The Company shall not and Purpose shall procure so far as it is able that the Company shall not, without the prior written consent of the holders of a majority of the "B" Shares:

(a)
enter into any contract or arrangement of the Company (including, without limitation, in relation to the creation, allotment or issue of any shares or securities of the Company or other variation of the authorised or issued share capital of the Company) which is otherwise than at arms length;

(b)	give any guarantee or grant any security in favour of CompuCredit or any of its subsidiaries (other than as security for any intra-group loans); or

(c)
be subject to any amendments of any provision of its memorandum of association or of the Articles which has a materially adverse effect on the rights of the "B" Shareholders or the abilities of such persons to enjoy such rights.

8.7
The Company shall and Purpose shall procure so far as it is able that the Company shall, provide to each of the Managers, whilst such Manager is an employee, director or consultant of a member of the Group, the monthly management accounts and audited accounts of the Company at the same time as Purpose receives the same.

Purpose Covenant

8.8
Purpose covenants with Iain McKenzie that, for so long as Iain McKenzie remains both a "B" Shareholder and is the CEO of MEM, that neither Purpose nor any of its Affiliates (other than a Group Company) shall be engaged in Internet Payday Lending, in the United Kingdom.

9	Indemnity

9.1
To the extent not already deducted through the pay as your earn system (PAYE), each Manager shall be severally responsible for the payment of any Tax and/or employee's national insurance contributions (NIC) in respect of the issue, transfer, cancellation or any other arrangement involving such Manager's B shares or Deferred Shares.

9.2
The Earnout Holders shall severally indemnify and keep indemnified (on an after Tax basis) Purpose and each of its Affiliates on a continuing basis against any claim or demand (and losses costs and claims arising therefrom) made against Purpose or any of its Affiliates in respect of any liability of Purpose or its Affiliates to deduct an amount of Tax or employee's NICs or account for employer's NICs, including any interest or penalties, related to, in connection with, or in respect of the amendments made to the Earnout Payment pursuant to the Deed of Amendment or on the issue, receipt and initial holding of the "B" Shares issued in satisfaction of the Earnout Payment in each case in relation to such Earnout Holder.

9.3
Iain McKenzie shall indemnify and keep indemnified (on an after Tax basis) Purpose and each of its Affiliates on a continuing basis against any claim or demand (and losses costs and claims arising therefrom) made against Purpose or any of its Affiliates in respect of any liability of Purpose or its Affiliates to deduct an amount of Tax or employee's NICs or account for employer's NICs, including any interest or penalties, related to, in connection with, or in respect of any payment to Iain McKenzie of pursuant to the provision of the Share Acquisition Agreement.

9.4
Each Manager shall severally indemnify and keep indemnified Purpose and its Affiliates on a continuing basis against any claim or demand (and losses costs and claims arising therefrom) made against Purpose or any of its Affiliates in respect of any liability to deduct or account for an amount of Tax or employee's NIC, including any interest or penalties, related to, in connection with or in respect of any Subscription and any subsequent disposal or realisation of such Manager's "B" Shares following the Subscription.

9.5
If Purpose or any of its Affiliates are obliged or liable to account for or deduct an amount on account of Tax, employee's NIC (or employer's NIC in circumstances as mentioned in clause 9.2 or 9.3), in relation to any "B" Shares as referred to in clauses 9.2 to 9.4 (inclusive), Purpose and its Affiliates shall have the option to require the relevant Manager (in respect of whose shareholding such Tax or NIC arises) to transfer to Purpose or (as directed by Purpose) any of its Affiliates (excluding for this purpose the Company), for a payment of £1.00, such number of "B" Shares the Fair Market Value of which is equal (in whole or in part) to Purpose's or its Affiliates obligation to account for or deduct on account of Tax, employee's NIC (or as the case may be employer's NIC).

9.6
To the extent that Purpose (or as the case may any Affiliate) receives "B" Shares pursuant to the provisions of clause 9.5, Purpose acknowledges and will procure the relevant Affiliate who is obliged to deduct or account for Tax or NIC acknowledges that this is in satisfaction (in whole or in part) of the relevant Manager's obligations pursuant to clauses 9.2 to 9.4 as appropriate.  If the recipient of shares is not also the relevant employer an intra group balance must be noted between the recipient of the shares and the relevant employer.

10	Put and Call Option and Rights of First Refusal

10.1
Each Manager acknowledges and agrees that the Call Option granted to the Initial "A" Shareholder pursuant to the Articles may be exercisable by any Affiliate of the Initial "A" Shareholder on behalf of the Initial "A" Shareholder.

10.2
Upon exercise of any Option or Rights of First Refusal pursuant to the provisions of the Articles, Purpose (or its Affiliates), at its sole discretion, shall (in fulfilment of its obligations under the provisions of the Articles, as the Initial "A" Shareholder) pay the relevant "B" Shareholder the Fair Market Value or Acquirer's Price (as the  case may be) in cash, or, subject to the provisions of clause 10.3, shall procure that CompuCredit shall allot and issue such number of its listed securities in CompuCredit to the relevant "B" Shareholder at the then market value.

10.3
Purpose shall not, on the exercise of a Call Option or Rights of First Refusal, be entitled to pay the relevant "B" Shareholder by procuring the allotment and issue of listed securities in CompuCredit unless the relevant "B" Shareholder is entitled to lawfully dispose of such listed securities upon a US securities market immediately upon allotment and issue thereof.

11	Duration and termination

11.1	This Agreement shall terminate on the occurrence of any of the following events:

(a)	the liquidation in bankruptcy or dissolution of the Company;

(b)	a single Shareholder and its Affiliates becoming the owner of all of the outstanding Shares;

(c)	the execution of a written instrument to that effect by the Company and all Shareholders of the Company who are then parties to this Agreement;

(d)	all Shares are listed on, or dealings in all Shares commence in, a securities market; or

(e)
in respect of the rights and obligations of any Shareholder if it and all of its Affiliates cease to hold any Shares and each person to whom Shares have been transferred by that Shareholder and members of its Group has entered into a Deed of Adherence in the form set out in schedule 2, provided, however, that no termination of this Agreement shall in any way relieve any party hereof from any liability arising as a result of any breach of this Agreement by such party prior to the effective date of such termination.

11.2
Upon the termination of this Agreement, all Shares shall be relieved from the terms and provisions hereof, and any certificates evidencing such Shares may be surrendered to the Company for cancellation and issuance of a new certificate without the legend provided for in clause 6 of this Agreement.

12	Assignment

12.1
Unless this Agreement expressly states otherwise, no right or obligation arising under it (or any document entered into pursuant to or in connection with it) may be assigned, transferred or otherwise disposed of, in whole or in part, without the prior written agreement of the parties and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns.

12.2
The ability of any Shareholder to transfer any shares in the issued share capital of the Company or any interest in them is limited under the Articles.  Unless the transfer to him results in the transferee holding the entire issued share capital of the Company, any transferee of any Shareholder must in addition to complying with any formalities or conditions under the Articles, enter into a deed of adherence (Deed of Adherence) in such form as Purpose reasonably determines is as near to the form set out in schedule 2 as it reasonably considers appropriate, and no such transfer shall be made or registered unless and until the proposed transferee has entered into such Deed of Adherence.  The Company will also join into such Deed of Adherence.  The Company is irrevocably authorised by all other persons who are for the time being parties to this Agreement to enter into on their behalf any Deed of

12.3	Adherence so approved by Purpose. Nothing in this clause 13.2 shall permit any transfer not permitted under the Articles.

12.4	The Company shall keep any executed Deed of Adherence.

12.5	References in this Agreement to any party shall, except where the context otherwise requires, include his successors in title and personal representatives.

12.6
In this Agreement (other than clauses 3-5), unless the context otherwise requires or the terms of any adherence express the contrary, the expressions Manager includes any party acquiring "B" Shares after Completion who adheres to this Agreement as a Manager pursuant to a Deed of Adherence.

12.7	Save with the written consent of Purpose no Shares may be allotted to any person who is not or does not first become a party to this Agreement pursuant to a Deed of Adherence.

13	Notices

13.1
All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by a recognised national overnight courier service, or by facsimile (with written confirmation of transmission) to a party at the address or facsimile number set forth below (or such other address or facsimile number that such party designates by written notice to the other parties):

(a)	in the case of the Company:

Address:                                C/O Shoosmiths at its registered office address for the time being

Fax:                                +44(0)1908 488301

Attention:                                Sebastian Price,

with a copy to:

 CompuCredit Corporation

Address:                                5 Concourse Parkway N.E.
Suite 400
Atlanta, GA 30328

Fax:                                +1 770 870 5110

Attention:                                General Counsel

(b)	in the case of each Manager, to their address [(or fax number, if available)] as set out in Part 2 of schedule 1;

(c)	in the case of Purpose:

Address:                                C/O Shoosmiths at its registered office address for the time being

Fax:                                +44(0)1908 488301

Attention:                                Sebastian Price,

with a copy to:

 CompuCredit Corporation

Address:                                5 Concourse Parkway N.E.
Suite 400
Atlanta, GA 30328

Fax:                                +1 770 870 5110

Attention:                                General Counsel

13.2
Notices delivered pursuant to clause 13.1 shall be deemed given:  (i) at the time delivered, if personally delivered; (ii) at the time received, if mailed; (iii) at the time of written confirmation of transmission, if delivered by facsimile before 5:00 p.m. on any Business Day; (iv) one Business Day after the date of written confirmation of transmission, if delivered after 5:00 p.m. on any Business Day; and (iv) one Business Day after timely delivery to the courier, if by overnight courier service.

13.3
In proving that a notice has been given it shall be conclusive evidence to prove that delivery was made, or that the envelope containing the notice was properly addressed and posted or that the fax was properly addressed and despatched and confirmation of full transmission was received (as the case may be).  In this clause 13, Business Hours refers to Business Hours of the recipient of the relevant notice.

13.4	E-mailed notices are not valid for the purposes of this Agreement.

14	Miscellaneous

14.1
Entire Agreement:  This Agreement together with the other Transaction Documents constitutes the whole and only agreement between the parties relating to the subject matter of this Agreement.  Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.  Each party acknowledges that in entering into this Agreement it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.  No party shall have any right of action (except in the case of fraud) against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that such Pre-contractual Statement is repeated in this Agreement.  For the purposes of this clause 14.1 "Pre-contractual Statement" means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any Person at any time prior to the date of this Agreement.

14.2
Waiver:  No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any party unless confirmed in writing by such party.  No waiver by any party of any term or provision of this Agreement or of any default hereunder shall affect any party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.  This Agreement may not be modified or amended except in writing executed by the parties hereto.

14.3	Severability: If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and,

14.4	accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

14.5
Governing Law; Jurisdiction:  This Agreement is to be governed by and construed in accordance with English law.  The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement.  Any proceeding, suit or action arising out of or in connection with this Agreement may therefore be brought in the English courts.  Each party agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of each of the other parties

14.6
Conflict with Articles of Association:  In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, the provisions of this Agreement shall prevail as between the Shareholders for so long as this Agreement remains in force.  Each of the Shareholders shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Articles.

14.7
Further Assurances:  Upon the reasonable request of any other party, each party agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

14.8
Additional Remedies:  Each party hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement.

14.9
Costs and Expenses:  Each party hereby agrees to reimburse the other parties for all reasonable costs and expenses incurred by it in any proceeding commenced in connection with enforcing its rights hereunder, provided the party seeking reimbursement of expenses in such proceeding is successful in establishing its entitlement to such relief under the Agreement.

14.10
Confidentiality:  Each Shareholder agrees to treat in a confidential manner all confidential or proprietary information that it receives from the Group or any other Shareholder (or Affiliate thereof) relating to the Group or any other Shareholder (or Affiliate thereof), and shall not use such confidential information other than as necessary to conduct the Group's business and shall not disclose such confidential information to any Person other than (i) its employees, partners, members, financial advisors, lenders, attorneys or agents and then only to the extent such disclosure, in the good faith determination of such Shareholder, is necessary for the performance of the duties or responsibilities of such Persons, and provided that such Shareholder shall be responsible for ensuring that such Persons are informed of these confidentiality provisions and maintain the confidentiality of such information, (ii) in connection with any dispute, action, litigation or proceeding between or among any of the Shareholders arising out of or in connection with this Agreement, or the enforcement hereof or thereof, (iii) as may be required by law or court order or by the rules and regulations of any recognised investment exchange or regulatory authority to disclose or divulge any such information, in which case such Shareholder, to the extent practicable and permitted by law, shall promptly notify the Company and the Shareholders of such required disclosure and cooperate with the Company and the disclosing Shareholder in obtaining a protective order from a court of competent jurisdiction relating to such disclosure, (iv) if the information concerned shall have come into the public domain otherwise than by virtue of a prior breach by them of such obligations of confidentiality, or (v) as expressly permitted by the Board.

14.11
Announcements:  Subject to clause 14.9, no announcement relating to the subject matter of this Agreement shall be made or issued by or on behalf of the Managers or the Company without the prior written approval of Purpose.

14.12
Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

14.13
No Partnership:  Nothing in this Agreement and no action taken by the parties shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

14.14
Third Party Rights:  Save as provided in clause 10 whereby an Affiliate of the Initial "A" Shareholder may enforce the terms of the Call Option on behalf of the Initial "A" Shareholder and unless this Agreement expressly states otherwise, no term of this Agreement is intended to confer a benefit on, or to be enforceable by, any person who is not a Party and the provisions of the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement.

14.15
Rights cumulative:  The rights and remedies of the parties in connection with this Agreement are cumulative and, except as expressly stated in this Agreement, are not exclusive of any other rights or remedies provided by law or equity or otherwise.  Except as expressly stated in this Agreement (or at law or in equity in the case or rights and remedies provided by law or equity) any right or remedy may be exercised (wholly or partially) from time to time.

14.16
Survival of rights:  Neither Completion nor termination of this Agreement for any reason shall affect any rights or liabilities that have accrued prior to Completion or termination (as the case may be) or the coming into force or continuance in force of any term that is expressly or by implication intended to come into or continue in force on or after Completion or termination.

15	Taxation

The Company and the Group shall upon the request of the Shareholders and the Shareholders shall upon the request of the Company or the Group promptly furnish any information which is necessary in order to determine or discharge any obligation to pay, account for, deduct or withhold taxation or to file returns and reports for taxation purposes (including any return required for United States federal income tax purposes) and in any event shall promptly provide such information as and when required for such purpose.

Executed and delivered as a deed by the parties or their duly authorised representatives as a deed on the date of this Agreement.

Schedule 1
(i)           Company information

Part 1 - Details of the Company prior to Completion

Name:                                                                           MEM Holdings Limited

Date and place of incorporation:                                                                                     5 January 2009 - England and Wales

Registered number:                                                                           6782981

Classification:                                                                           Private company limited by shares

Registered office:	Witan Gate House, 500-600 Witan Gate West, Milton Keynes, Buckinghamshire, MK9 1SH

Directors:	John Clifton Davis
Richard Randolph House JR

Secretary (Please state if none):                                                                                     Shoosmiths Secretaries Limited

Accounting reference date:                                                                           31 December

Share capital:	£1,000,100

Part 2 - Managers

Name	Address (and fax number, if available)
Iain McKenzie	Drifts, Chinnor Hill, Chinnor, Oxon OX39 4BS
Richard Abbott	The old Parsonage, Church Street, Ropley, Hampshire, SO24 0DS
Kirsty Auchincloss	1A Hardwick Road, Heath, Oxon OX27 8EZ
Raj Singh	6 Asgard Drive, Bedford MK41 0US
David Hughes	81 Liederbach Drive, Verwood, Dorset BH31 6GG

Part 3 - Particulars of "B" Shares issued pursuant to the Subscription and the Earnout Payment

(1) Manager	(2) Number of "B" Shares issued by the Company to the Earnout Holders pursuant to clause 4.1(a)	(3) Number of "B" Shares issued by the Company to the Managers pursuant to clause 4.1(b)
Iain McKenzie	200,882	Nil
Richard Abbott	17,301	Nil
Kirsty Auchincloss	6,817	Nil
Raj Singh	Nil	10,000
David Hughes	Nil	5,000

Part 4 - Immediate Post Completion Holdings of Purpose UK Holdings Limited

Authorised Share Capital:  £1,000,100 divided into: 760,000 "A" Shares of 0.01 pence each, 240,000 "B" Shares of 0.01 pence each and 1,000,000 Deferred Shares of £1 each

Issued Share Capital: £100 divided into: 760,000 "A" Shares of 0.01 pence and 240,000 "B" Shares of 0.01 pence each

(1) Holder	(2) Number of "A" Shares held	(3) Number of "B" Shares held
Purpose UK Holdings Limited	760,000 "A" Shares	Nil
Iain McKenzie	Nil	200,882
Richard Abbott	Nil	17,301
Kirsty Auchincloss	Nil	6,817
Raj Singh	Nil	10,000
David Hughes	Nil	5,000
(ii)

Schedule 2

(iii)           Deed of Adherence

This Deed is made on ♦ 200♦

Between

(1)	[Person adhering] of [♦] (New Shareholder); and

(2)
MEM Holdings Limited, a company incorporated in England and Wales (registered no. 6782981) having its registered office at Witan Gate House, 500-600 Witan Gate West, Milton Keynes, Buckinghamshire, MK9 1SH (Company)

Whereas:

(A)	[By a transfer dated [♦], [♦] transferred to the New Shareholder [♦] shares of [♦] each in the capital of the Company.] OR

(B)	[By an allotment of shares on [♦], the Company allotted [♦] shares of £[♦] each in the capital of the Company to the New Shareholder.]

(C)
This Deed is entered into in compliance with the terms of the Agreement dated [♦] 2009 made between inter alios Purpose UK Holdings Limited and the Company as such Agreement shall have been or may be amended, supplemented or novated from time to time (Shareholders' Agreement).

THIS DEED WITNESSES as follows:

1.
The New Shareholder undertakes to adhere to and be bound by the provisions of the Shareholders' Agreement, and to perform the obligations imposed by the Shareholders' Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a party to the Shareholders' Agreement and named therein as a [Shareholder/Manager].

2.
This Deed is made for the benefit of (a) the original parties to the Shareholders' Agreement and (b) any other person or persons who after the date of the Shareholders' Agreement (and whether or not prior to or after the date of this Deed) adheres to the Shareholders' Agreement.

3.	The address, facsimile number [and e-mail address] of the New Shareholder for the purposes of the Shareholders' Agreement are as follows:

Party and title of individual	Address	Fax number	[e-mail]

4.	This Deed shall be governed by and construed in accordance with English law.

5.
The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed. Any proceeding, suit or action arising out of or in connection with this Agreement (Proceedings) may therefore be brought in the English courts.  The New Shareholder agrees that this jurisdiction agreement is irrevocable and that it is for the benefit

6.
of each of the parties referred to in clause 2 of this Deed. Nothing contained in this Clause shall limit the right of any person having the benefit of this Deed to take Proceedings against the New Shareholder in any other court or in the courts of more than one jurisdiction at the same time.

IN WITNESS of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

Executed as a deed by MEM HOLDINGS LIMITED acting by a director in the presence of	)
)
	)	Director

Signature of witness

Name

Address

[INDIVIDUAL]

Signed as a deed by [♦]: in the presence of:	)
)

Signature of witness

Name

Address

(1)

(2) OR

(3) [NON-INDIVIDUAL]

(4)

Executed as a deed by [♦] acting by a duly authorised signatory in the presence of:	)
)
	) )	[Director/Authorised Signatory]

Signature of witness

Name

Address

(5)

Executed as a deed by PURPOSE UK HOLDINGS LIMITED acting by a director in the presence of	)
	)	/s/ Richard R. House, Jr.
	)	Director

/s/ Claressa Duberry
Signature of witness

Name Claressa Duberry

Address 899 Powers Ferry Road

Marrietta, GA 30067

Executed as a deed by MEM HOLDINGS LIMITED acting by a director in the presence of	)
	)	/s/ Richard R. House, Jr.
	)	Director

/s/ Claressa Duberry
Signature of witness

Name Claressa Duberry

Address 899 Powers Ferry Road

Marrietta, GA 30067

Signed as a deed by IAIN MCKENZIE: in the presence of:	)
	)	/s/ Iain McKenzie

/s/ Rebecca Lewis-Davies
Signature of witness

Name Rebecca Lewis-Davies

Address 2 Park Lane, Leeds

LS3 1E9

Signed as a deed by RICHARD ABBOTT: in the presence of:	)
	)	/s/ David Hughes
Signed under Power of Attorney dated 26/01/2009

/s/ Rebecca Lewis-Davies
Signature of witness

Name Rebecca Lewis-Davies

Address 2 Park Lane, Leeds

LS3 1E9

Signed as a deed by KIRSTY AUCHINCLOSS: in the presence of:	)
	)	/s/ David Hughes
Signed under Power of Attorney dated 26/01/2009

/s/ Rebecca Lewis-Davies
Signature of witness

Name Rebecca Lewis-Davies

Address 2 Park Lane, Leeds

LS3 1E9

Signed as a deed by Raj Singh: in the presence of:	)
	)	/s/ David Hughes
Signed under Power of Attorney dated 26/01/2009

/s/ Rebecca Lewis-Davies
Signature of witness

Name Rebecca Lewis-Davies

Address 2 Park Lane, Leeds

LS3 1E9

Signed as a deed by David Hughes: in the presence of:	)
	)	/s/ David Hughes

/s/ Rebecca Lewis-Davies
Signature of witness

Name Rebecca Lewis-Davies

Address 2 Park Lane, Leeds

LS3 1E9

Appendix 1

IRS Form 8832
The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon Request.